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As filed with the Securities and Exchange Commission on June 18, 2014.

Registration No. 333-196097

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMPHASTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	33-0702205 (I.R.S. Employer Identification Number)

11570 6th Street
Rancho Cucamonga, California 91730
(909) 980-9484
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jason B. Shandell
President
Amphastar Pharmaceuticals, Inc.
11570 6th Street
Rancho Cucamonga, California 91730
(909) 980-9484
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David B. Allen Michael A. Hedge K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92618 (949) 253-0900	Donna M. Petkanics Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 3 is being filed solely to file Exhibit 1.1 and to update the Exhibit List accordingly. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Nasdaq Global Market listing fee and the Financial Industry Regulatory Authority filing fee.

Amount
Securities and Exchange Commission Filing Fee	$13,082
FINRA Filing Fee	15,736
The Nasdaq Global Market Listing Fee	150,000
Accounting Fees and Expenses	1,075,000
Legal Fees and Expenses	2,000,000
Transfer Agent and Registrar Fees and Expenses	5,000
Printing and Engraving Expenses	300,000
Miscellaneous Expenses	50,000

Total	$3,608,818

Item 14.    Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

Our amended and restated certificate of incorporation will provide that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys'), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws will provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person's heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us since May 30, 2011 which were not registered under the Securities Act.

  (a)
  Plan Related Issuances

  (1)
  From May 30, 2011 through May 30, 2014, we have granted stock options under the Amended and Restated 2005 Equity Incentive Award Plan to directors, officers, employees and consultants to purchase an aggregate of 8,610,350 shares of common stock with exercise prices ranging from $10.46 per share to $16.75 per share, with a weighted average exercise price of $12.86 per share.

  (2)
  From May 30, 2011 through May 30, 2014 we have issued and sold 644,000 shares of common stock upon exercises of options granted under our various stock option plans at purchase prices ranging from $8.00 per share to $31.22 per share, with a weighted average exercise price of $8.65 per share.

  (3)
  From May 30, 2011 through May 30, 2014, we have granted an aggregate of 638,453 DSUs, to be settled in shares of our common stock, to directors, officers, employees and consultant pursuant to our equity compensation plans.

The issuances described in paragraph (a) above were made pursuant to written compensatory plans or agreements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or in reliance on Section 4(2) promulgated under the Securities Act as transactions by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

    See Exhibit Index immediately following the signature page to this registration statement.

  (b)
  Financial Statement Schedules

All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or the related notes to consolidated financial statements thereto.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (a)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (b)
  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California on this 18th day of June, 2014.

AMPHASTAR PHARMACEUTICALS, INC.
By:	/s/ JASON B. SHANDELL Jason B. Shandell President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jack Yongfeng Zhang	Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2014
* Mary Z. Luo	Chairman, Chief Operating Officer and Director	June 18, 2014
/s/ JASON B. SHANDELL Jason B. Shandell	President and Director	June 18, 2014
* William J. Peters	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2014
* Floyd Petersen	Director	June 18, 2014
* Richard Koo	Director	June 18, 2014
* Richard Prins	Director	June 18, 2014
* Michael A. Zasloff	Director	June 18, 2014

Signature	Title	Date

* Howard Lee	Director	June 18, 2014
* Stephen Shohet	Director	June 18, 2014

*By:	/s/ JASON B. SHANDELL Jason B. Shandell Attorney-in-Fact

 EXHIBIT INDEX

Exhibit No.		Description
1.1		Form of Underwriting Agreement

3.1	*	Certificate of Incorporation, as currently in effect

3.2	*	Bylaws, as currently in effect

3.3	*	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the completion of this offering

3.4	*	Form of Amended and Restated Bylaws, to be in effect upon the completion of this offering

4.1	*	Specimen common stock certificate

5.1	*	Opinion of K&L Gates LLP

10.1	+*	Form of Indemnification Agreement for Directors and Officers

10.2	+*	2002 Stock Option/Stock Issuance Plan

10.3	+*	Form of Notice of Stock Option Grant under the Amended 2002 Stock Option/Stock Issuance Plan

10.4	+*	Amended and Restated 2005 Equity Incentive Award Plan

10.5	+*	Form of Stock Option Grant Notice and Stock Option Agreement under the Amended and Restated 2005 Equity Incentive Award Plan

10.6	+*	Form of Deferred Stock Unit Notice of Grant and Deferred Stock Unit Agreement under the Amended and Restated 2005 Equity Incentive Award Plan

10.7	†*	Distribution Agreement, dated May 2, 2005, between Amphastar Pharmaceuticals, Inc. and Andrx Pharmaceuticals, Inc., as amended

10.8	*	Business Loan Agreement, dated December 31, 2010, between International Medication Systems, Limited and East West Bank, as amended

10.9	*	Revolving Loan and Security Agreement, dated April 10, 2012, between Amphastar Pharmaceuticals, Inc. and Cathay Bank

10.10	*	Business Loan Agreement, dated July 5, 2013, between International Medication Systems, Limited, Amphastar Pharmaceuticals, Inc. and East West Bank

10.11	*	Registration Rights Agreement, dated February 4, 2005, between Amphastar Pharmaceuticals, Inc. and Lotus China Fund, L.P.

10.12	*	Standard offer, Agreement and Escrow Instructions for Purchase of Real Estate, dated October 2, 2012, among Amphastar Pharmaceuticals, Inc., Jack Y. Zhang and Mary Z. Luo

10.13	♦*	Transfer Contract for the Right to the Use of State-owned Land, dated December 29, 2009, between Amphastar Nanjing Pharmaceuticals Co., Ltd. and Nanjing Xingang Hi-Tech Company Limited

10.14	♦*	Investment Agreement, dated July 5, 2010, between Amphastar Nanjing Pharmaceuticals Co., Ltd. and the Management Committee of the Nanjing Economic and Technological Development Zone

10.15	♦*	Transfer Contract for the Right to the Use of State-owned Land, dated December 31, 2010, between Amphastar Nanjing Pharmaceuticals Co., Ltd. and Nanjing Xingang Hi-Tech Company Limited.

Exhibit No.		Description
10.16	†*	Long-Term Supply Agreement, dated November 30, 2008 between Qingdao Jiulong Biopharmaceutical Co., Ltd. and International Medication Systems, Limited

10.17	+*	2014 Employee Stock Purchase Plan

10.18	*	Asset Purchase Agreement, dated April 30, 2014, among Diosynth France, Amphastar France Pharmaceuticals SAS and Schering-Plough

10.19	*	Loan Agreement, dated April 22, 2014, between Amphastar Pharmaceuticals, Inc. and Cathay Bank

10.20	*	Promissory Note, dated April 22, 2014, by Amphastar Pharmaceuticals, Inc. payable to Cathay Bank in the original principal sum of $21,900,000

10.21	+*	Employment Agreement, dated May 19, 2014, between Amphastar Pharmaceuticals, Inc. and Jack Zhang

10.22	+*	Employment Agreement, dated May 19, 2014, between Amphastar Pharmaceuticals, Inc. and Mary Luo

10.23	+*	Employment Agreement, dated May 19, 2014, between Amphastar Pharmaceuticals, Inc. and Jason Shandell

10.24	+*	Employment Agreement, dated May 19, 2014, between Amphastar Pharmaceuticals, Inc. and Marilyn Purchase

10.25	+*	Employment Agreement, dated March 11, 2014, between Amphastar Pharmaceuticals, Inc. and William Peters

21.1	*	Subsidiaries of the Registrant

23.1	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	*	Consent of K&L Gates LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney (included in the signature page to the registration statement as filed on May 20, 2014)

†
Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the SEC.

♦
English translation of original Chinese document.

+
Indicates a management contract or compensatory plan.

*
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX